June 23, 2009

Securities and Exchange Commission
Office of the Chief Accountant
100 F Street, NE
Washington, DC 20549

Re:	Yaterra Ventures Corp.
Commission File Number (000-53556)

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated June 22, 2009 with the following exception:

1.

We are not in a position to agree or disagree that Yaterra Ventures Corp. has appointed the firm of Davidson & Company LLP, Chartered Accountants to serve as registered independent public accountants of the Company for the fiscal year ended November 30, 2009.

Our independent auditor’s report on the financial statements of Yaterra Ventures Corp. for the years ended August 31, 2008 and 2007 and the period from November 20, 2006 (inception) through August 31, 2008 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Yaterra Ventures Corp. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Sincerely,

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.
Certified Public Accountants
Spokane, Washington